Section 2 - Endorsements
A002893E
Endorsement- Policy or Contract Not Transferable; Annuity Payment
             Commencement Date; Form of Benefit; Notice and Election

                 The following provisions are added to the policy or contract:

                 1. Non-transferable
                    This policy or contract is non-transferable in accordance with Section 401(g) of the Internal Revenue Code. It may not be sold. assigned. discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Penn Mutual.

                 2. Benefit Commencement Date
                    On the Annuity Date or, if earlier. within 90 days following receipt of the Owner's written notice of Intent to commence annuity benefit payments, but in no event later than the last day of the calendar year in which the Owner attains age 701/2, annuity benefit payments will commence. The form of such benefit payments will be determined in accordance with the provisions of the following paragraphs.

                 3. Form of Benefit-Married Owner
                    The term Married Owner shall mean an Owner who has been married to the same spouse for at least the twelve consecutive calendar months immediately preceding the Benefit Commencement Date. The form of benefit for a Married Owner shall be a Qualified Joint and 50% Survivor Annuity which is the actuarial equivalent of a life annuity. Election of an optional form of benefit may be made subject to the conditions set forth in Paragraph 6 below.

                 4. Form of Benefit-Unmarried Owner
                    The form of benefit for an Owner who is not a Married Owner shall be a life annuity unless the Owner elects an optional form of benefit.

                 5. Payment of Death Benefit
                    If the Married Owner dies before the Benefit Commencement Date, the Death Benefit will be payable to the Married Owner's surviving spouse unless the spouse has consented to the waiver of such Death Benefit in a written, notarized statement of consent.

                 6. Notice and Election
                    A. Notice
                       At least 90 days before the earlier of (i) the Annuity Date or (ii) the last day of the calendar year in which the owner attains age 701/2 or immediately upon receipt of the Owner's written notice of intent to commence annuity benefit payments, Penn Mutual will give the Owner Written Notice. Such Notice will:

                       1. Set forth the optional forms of benefit available to
                          the Owner who is not a Married Owner,and the procedure for electing an optional form of benefit.

                       2. Provide, for the Married Owner, an explanation of the
                          Qualified Joint and Survivor Annuity and of the optional forms of benefit available, the Married Owner's right to elect an optional form of benefit, the spouse's right to waive the Qualified Joint and Survivor Annuity, and the Owner's rights during the election period.

                    B. Election
                       Unless the Owner notifies Penn Mutual in writing of election of an optional form of benefit by the day before the Benefit Commencement Date, annuity benefit payments shall be in the form of benefit set forth in Paragraphs 3 and 4 above.

                       Election by a Married Owner of a form of benefit other than Qualified Joint and Survivor Annuity will be valid only if accompanied by the written, notarized consent to waiver of the Qualified Joint and Survivor Annuity by the Married Owner's spouse.


Endorsement No. 1309-82

                 7. Optional Forms of Benefit
                    Subject to the conditions and limitations in Paragraph 6 above, an Owner may elect any annuity payment option set forth in the Annuity Options section or Income Payments Options section of the policy or contract. The form of benefit may not be changed after the Benefit Commencement Date.

Philadelphia, Pennsylvania
(Included at Issue)                     The Penn Mutual Life Insurance Company
                                        [GRAPHIC OMITTED]
                                        Vice President and Senior Actuary
Endorsement No. 1309-82